EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES SECOND QUARTER RESULTS

SAN JOSE, CA Sanmina-SCI Corporation (NASDAQ NM: SANM, “the Company”), a leading global electronics manufacturing services (EMS) Company, today reported financial results for its second fiscal quarter ended April 1, 2006. For the second quarter ended April 1, 2006, Sanmina-SCI reported revenue of $2.67 billion compared to $2.89 billion in the second quarter of fiscal 2005, ended April 2, 2005.

Non-GAAP Financial Results for the Quarter (1):

Net income for the second fiscal quarter of 2006 was $30.5 million, or $0.06 Non-GAAP diluted earnings per share, compared to net income of $29.3 million, and Non-GAAP diluted earnings per share of $0.06 in the same period a year ago. Operating income was $66.3 million or 2.5 percent of revenue, up from $55.8 million or 1.9 percent of revenue, a year ago. Gross profit was 6.2 percent of revenue, up from 5.2 percent of revenue in the second quarter of fiscal 2005 and represents the highest gross margin in 19 quarters.

GAAP Financial Results for the Quarter:

GAAP results for the second fiscal quarter of 2006 included, among other items, a $112.2 million one-time charge associated with the early retirement of the Company’s $750 million 10 3/8% high-yield notes due 2010. As a result, the Company reported a net loss of $103.4 million or GAAP diluted loss per share of $0.20, compared to a loss of $1,035.5 million or GAAP diluted loss per share of $1.99 in the second quarter a year ago. This early debt repayment was financed with a combination of existing cash reserves and the proceeds of the issuance of $600 million 8 1/8% high-yield notes due 2016. The refinancing will result in interest expense savings of approximately $36 million per year; will be cash flow positive by approximately $26 million per year, net of forgone interest income on cash used; and will be positive on a net present value basis over the long-term. The refinancing will also be accretive to future earnings by approximately $0.05 per share per annum.

FINANCIAL RESULTS (In thousands, except per share data)	Q2:2006	Q1:2006	Q2:2005	6 MONTHS 2006	6 MONTHS 2005

GAAP:
Revenue	$2,668,418	$2,861,797	$2,885,402	$5,530,215	$6,138,108
Net Income (loss)	$(103,420)	$24,632	$(1,035,508)	$(78,788)	$(1,011,142)
Earnings (loss) per share	$(0.20)	$0.05	$(1.99)	$(0.15)	$(1.95)
Non-GAAP:(1)
Gross Profit	$164,833	$171,073	$150,167	$335,906	$327,134
Gross Margin	6.2%	6.0%	5.2%	6.1%	5.3%
Operating Income	$66,281	$76,130	$55,805	$142,411	$137,973
Operating Margin	2.5%	2.7%	1.9%	2.6%	2.2%
Net Income	$30,460	$39,581	$29,301	$70,041	$74,993
Earnings per share	$0.06	$0.08	$0.06	$0.13	$0.14

(1) Non-GAAP financial results exclude integration and restructuring costs, impairment charges, other infrequent or unusual items and non-cash interest, loss on extinguishment of debt  and amortization expense. In addition to the above items, the first and second quarters of fiscal 2006 Non-GAAP results do not include stock-based compensation expenses. Please refer to “Non-GAAP Financial Information” below for a discussion of how the above Non-GAAP financial measures are calculated and why we believe this information is useful to investors. A reconciliation from GAAP to Non-GAAP results is contained in the attached financial summary and is available on the Investor Relations section of our website at www.sanmina-sci.com.

At April 1, 2006, the Company reported $625 million in cash and cash equivalents and short-term investments. At quarter-end, the Company reported a current ratio of 1.4, working capital of $1.0 billion, and stockholders’ equity of $2.3 billion.

“Our results this quarter reflect an improving economy as well as increasing demand in our core EMS printed circuit board fabrication and backplane businesses,” noted Jure Sola, Chairman and Chief Executive Officer of Sanmina-SCI. The second quarter is seasonally our  slowest, so I am especially satisfied with our gross margin improvement. The continuing rise in our margins is due to increased operating efficiencies as well as shift in product mix to our higher margin core business offsetting the PC sector. We except these positive markets trends to strengthen throughout the year.”

Company Outlook

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Please refer to the Risk Factors reported in the Company’s annual and quarterly reports on file with the Securities and Exchange Commission for a description of some of the factors that could influence the Company’s ability to achieve the projected results.

The Company provides the following guidance with respect to its third fiscal quarter ending July 1, 2006.

•  Revenue is expected to be in the range of $2.7 billion to $2.8 billion;

•  Non-GAAP diluted earnings per share to be between $0.08 and $0.10, excluding stock-based compensation expenses, integration and restructuring costs, impairment charges, other infrequent or unusual items and non-cash interest and amortization expense.

Non-GAAP Financial Information

In the summary table set forth above, we present the following Non-GAAP financial measures:  gross profit, gross margin, operating income, operating margin, net income and earnings per share. In computing each of these Non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), integration costs (consisting of costs associated with the integration of acquired businesses into our operations), impairment charges for goodwill and intangible assets, non-cash interest expense, loss on extinguishment of debt and amortization expense and other infrequent or unusual items, to the extent material, which we consider to be of a non-operational nature in the applicable period.

We have furnished these Non-GAAP financial measures because we believe they provide useful supplemental information to investors in that they eliminate certain financial items that are of a non-recurring, unusual or infrequent nature or are not related to the Company’s regular, ongoing business. Our management also uses this information internally for forecasting, budgeting and other analytical purposes. Therefore, the Non-GAAP financial measures enable investors to analyze the core financial and operating performance of our Company and to facilitate period-to-period comparisons and analysis of operating trends. A reconciliation from GAAP to Non-GAAP results is contained in the attached financial summary and is available on the Investor Relations section of our website at www.sanmina-sci.com.

Sanmina-SCI provides earnings guidance only on a Non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

The Non-GAAP financial information presented in this release may vary from Non-GAAP financial measures used by other companies. In addition, Non-GAAP financial information should not be viewed as a substitute for financial data prepared in accordance with GAAP.

Company Conference Call Information

Sanmina-SCI will be holding a conference call regarding this announcement on Tuesday, April 25, 2006 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 877-273-6760 and international: 706-634-6605. The conference will be broadcast live over the Internet. Log on to the live webcast at www.sanmina-sci.com. Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com. A replay of today’s conference call will be available for 48-hours. The access numbers are: domestic 800-642-1687 and international: 706-645-9291, access code: 7276552.

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia and consumer sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the Company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company’s fiscal year 2005 Annual Report on Form 10-K filed on December 29, 2005 and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files with the Securities Exchange Commission.

CONTACT:

Paige Bombino

Investor Relations

+ 408.964.3610